UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009 (September 28, 2009)

HIRSCH INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-23434	11-2230715
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Engineers Road, Hauppauge, New York	11788
(Address of principal executive office)	(Zip Code)

(631) 436-7100
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

As previously disclosed, Hirsch International Corp. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 2, 2009, among the Company, Hirsch Holdings, Inc., a Delaware corporation (“Parent”), and HIC Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to satisfaction of the terms and conditions contained in such agreement, the Company will be merged with and into Merger Sub (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. All of the equity of Parent is owned by Paul Gallagher, the President, Chief Executive Officer and Chief Operating Officer of the Company. A description of the material terms of the Merger Agreement, a copy of the Merger Agreement itself, as well as information regarding, among other things, a special meeting of the Company’s stockholders and the Company, is available in the Company’s definitive proxy statement relating to the proposed Merger (the “Definitive Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”) on September 25, 2009, and which was mailed to stockholders on or about the same date.

In connection with the proposed acquisition of the Company, Mr. Gallagher entered into a financing commitment letter with Keltic Financial Services LLC, dated June 12, 2009. The material terms of the financing commitment letter are described in the Company’s Definitive Proxy Statement, and a copy of the financing commitment letter is available as an exhibit to the Schedule 13E-3 filed jointly with the SEC by the Company, Mr. Gallagher, Parent and Merger Sub. The Company has been informed that the financing commitment letter was amended on September 28, 2009 pursuant to a letter agreement, which extends the expiration date of the financing commitment letter from September 30, 2009 to November 6, 2009, and also makes the borrowers under the contemplated financing arrangement Parent and Merger Sub. A copy of the letter agreement is available as an exhibit to the amendment to Schedule 13E-3 filed jointly with the SEC by the Company, Mr. Gallagher, Parent and Merger Sub on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRSCH INTERNATIONAL CORP.

By:	/s/ Dan L. Vasquez
Name: Dan L. Vasquez
Title: Secretary

Dated: September 30, 2009